Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

RECORD THIRD QUARTER REVENUES

ON GROWTH IN VELOCITY

REPORTS NATIONAL BEVERAGE CORP.

FORT LAUDERDALE, FL, March 10, 2022 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its third quarter ended January 29, 2022:

●	Net sales were $259 million, a third-quarter sales record;

●	Brand Pricing Power:

o	Pricing per case increased 10.1% compared to the prior year’s quarter and 6.1% on a trailing-twelve-month basis;

●	Gross profit was $94 million for the third quarter, the second highest in our history; and

●	Earnings per share was $.33

“Our results for the third quarter demonstrate the sustainability of healthy innovative brands with dynamic consumer appeal,” stated a company spokesperson. “By necessity, we have led the industry in increased pricing to recover rising packaging, ingredient and transportation costs. Case volume for the quarter was slightly below a year ago, but increased 6.4% compared to pre-pandemic levels. These times are stressful and some of us that gave this unique company its uniqueness are also expert at making lemonade . . . LimonCello!”

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National Beverage Corp.

“Innovation and creativity are key at National Beverage, and we alone have continued to bring distinctive taste and stunning packaging to consumers from coast to coast. Our uniqueness is why our velocity per point of distribution exceeds major competitors. We recently announced our newest, innovative flavor – Cherry Blossom – representing freshness, splendor and delicate beauty. LaCroix Cherry Blossom will be available at select retailers nationwide later this month.”

“All-time inflation deterrents such as our iconic sodas, Shasta Mountain and Faygo Motown, have continuously proven themselves and have brand loyalty that is undeniable. LaCroix also has a new undeniable tagline – LaCroix . . . Our Difference Makes All The Difference!! Yes”, concluded a company spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 29, 2022 and January 30, 2021

	(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Jan. 29, 2022	Jan. 30, 2021	Jan. 29, 2022	Jan. 30, 2021

Net Sales	$258,923	$245,931	$853,793	$811,107

Net Income	$31,068	$36,687	$124,168	$135,015

Earnings Per Common Share
Basic	$.33	$.39	$1.33	$1.45
Diluted	$.33	$.39	$1.33	$1.44

Average Common Shares Outstanding
Basic	93,329	93,296	93,319	93,273
Diluted	93,611	93,610	93,608	93,624

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.